Exhibit 10.3

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is made as of this 1st day of July, 2018, between ARE-MA REGION NO. 20, LLC, a Delaware limited liability company (“Landlord”), and ULTRAGENYX PHARMACEUTICAL INC., a Delaware corporation (“Tenant”).

RECITALS:

A.Tenant and Landlord are parties to that certain Lease Agreement dated as of October 30, 2015, as amended by that certain First Amendment to Lease Agreement dated as of March 20, 2018 (the “First Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases from Landlord certain premises consisting of approximately 17,583 rentable square feet (the “Original Premises”) in that certain building located at 19 Presidential Way, Woburn, Massachusetts (the “Building”), as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises by adding that portion of the Building commonly known as Suite 303, containing approximately 6,455 rentable square feet, as shown on Exhibit A attached to this First Amendment (the “Expansion Premises”)

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Landlord agree as follows:

1.Expansion Premises.  In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.Delivery.  The “Expansion Premises Commencement Date” shall be July 1, 2018. Landlord shall deliver the Expansion Premises to Tenant on the Expansion Premises Commencement Date.

Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as otherwise expressly set forth in the Lease or this Second Amendment and subject to the completion of Landlord’s Work (as defined below) by Landlord: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

Tenant acknowledges and agrees that, following the Expansion Premises Commencement Date, Landlord shall require access to the Expansion Premises in order to complete Landlord’s Work.  Landlord and its contractors and agents shall have the right to enter the Expansion Premises to perform Landlord’s Work and Tenant shall cooperate with Landlord in connection with the same.  Landlord and Tenant shall work together in a cooperative manner to coordinate Landlord’s Work and the Expansion Premises Improvements and to achieve the substantial completion of all such work in as prompt and efficient manner as reasonably practicable.  Tenant acknowledges that Landlord’s performance of Landlord’s Work may adversely affect Tenant’s use and occupancy of the Expansion Premises.  Tenant waives all claims for rent abatement in connection with Landlord’s Work. As used herein, “Landlord’s Work” shall mean (i) the installation of glass doors in the entry way to the Expansion Premises and installation of wooden doors at the entrance to the existing laboratory area of the Expansion Premises, (ii) the installation of the ceiling (including the ceiling grid and ceiling tiles) in the existing laboratory and office areas of the Expansion Premises, (iii) the installation of flooring in the existing laboratory area of the Expansion Premises, (iv) the installation of 2 six-foot chemical fume hoods in the existing laboratory area of the Expansion Premises in the locations described on Landlord’s existing plans, and (v) the installation of 3 sinks with sink bases in the existing laboratory area of the Expansion Premises in the locations described on Landlord’s existing plans.  Landlord’s Work shall be performed at Landlord’s sole cost and expense, and the Improvements Allowance shall not be used for Landlord’s Work.

For the period of 60 consecutive days after the earlier of (i) substantial completion of the Expansion Premises Improvements, or (ii) the date that Tenant commences doing business in all or any portion of the Expansion Premises, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving only the Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.  Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer's equipment warranties relating to equipment installed in the Expansion Premises by Landlord prior to the Expansion Premises Commencement Date.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.Premises and Rentable Area of Premises.  Commencing on the Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises:  That portion of the Building, consisting of (i) approximately 17,475 rentable square feet of laboratory/office space on the second floor of the Building (the “Original Premises”), (ii) approximately 108 rentable square feet of storage space on the first floor of the Building (the “Storage Premises”), and (iii) approximately 6,455 rentable square feet of laboratory/office space on the third floor of the Building (the “Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises:  24,038 sq. ft.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this Second Amendment.

4.Base Rent.

a.Original Premises.  Tenant shall continue to pay Base Rent with respect to the Original Premises as provided for under the Lease through the Expiration Date (as defined below).

b.Expansion Premises.  Commencing on the Expansion Premises Commencement, Date Tenant shall pay Base Rent with respect to the Expansion Premises in the amount of $36.00 per rentable square foot of the Expansion Premises per year.  Base Rent payable with respect to the Expansion Premises shall be increased on each annual anniversary of the Expansion Premises Commencement Date (each, an “Expansion Premises Adjustment Date”) by adding the Rent Adjustment Amount to the per rentable square foot Base Rent payable for the Expansion Premises per annum immediately before such Expansion Premises Adjustment Date.

5.Base Term.  Commencing on the date of this Second Amendment, the defined term “Base Term” on page 1 of the Lease shall be deleted in its entirety and replaced with the following”

“Base Term:  Commencing (i) with respect to Original Premises and the Storage Premises on the Commencement Date, and (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and ending with respect to the entire Premises on March 31, 2021 (the “Expiration Date”).”

6.Tenant’s Share.  Commencing on the Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses:  16.59%”

7.Expansion Premises Improvements.  As of the Expansion Premises Commencement Date, Landlord shall make available to Tenant a tenant improvement allowance in the amount of $10.00 per rentable square foot of the Expansion Premises, or $64,550.00 in the aggregate (the “Improvement Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Expansion Premises (the “Expansion Premises Improvements”), which Expansion Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant.  The Improvement Allowance shall be available only for the design and construction of the Expansion Premises Improvements.  Tenant acknowledges that upon the expiration or earlier termination of the Term of the Lease with respect to the Expansion Premises, the Expansion Premises Improvements shall become the property of Landlord and may not be removed by Tenant.  Except for the Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Expansion Premises Improvements.  The Expansion Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease.  The contractor for the Expansion Premises Improvements shall be The Richmond Group and the architect for the Expansion Premises Improvements shall be R.E. Dinneen.  Prior to the commencement of the Expansion Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Expansion Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

Upon completion of the Expansion Premises Improvements (and prior to any final disbursement of the Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Expansion Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans, if available, for the Expansion Premises Improvements.  Notwithstanding the foregoing, if the cost of the Expansion Premises Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance.  The Improvement Allowance shall only be available for use by Tenant for the construction of the Expansion Premises Improvements from the date of this Second Amendment through December 31, 2018 (the “Outside Improvement Allowance Date”).  Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant.

8.Restoration of the Expansion Premises.  Tenant acknowledges and agrees that, if Tenant does not exercise its Extension Right (with respect to the entire Premises) pursuant to Section 39 of the Lease or otherwise extend the Base Term of the Lease pursuant to terms mutually acceptable to Landlord and Tenant, each in their sole and absolute discretion, subject to the terms of this Section 8, Tenant shall pay to Landlord an amount equal to the then-current cost to restore the Expansion Premises to the condition reflected on Exhibit B attached to this Second Amendment following the Termination Date (as defined below), as determined by a general contractor reasonably acceptable to Landlord and Tenant (the “Restoration Amount”).  If the Term of the Lease has not been extended as contemplated by the first sentence of this Section 8, then Tenant shall deliver the Restoration Amount to Landlord on or before the date that is 30 days prior to the expiration or earlier termination of the Term (the “Termination Date”).  Notwithstanding the foregoing, in the event that Landlord leases the Expansion Premises to a third party on or before the date that is 90 days after the Termination Date and such third party agrees to accept the Expansion Premises in its then current configuration as 100% laboratory space, then Landlord shall refund the full Restoration Amount to Tenant on or before the date that is 120 days after the Termination Date.  Landlord shall have no liability whatsoever to Tenant relating to or arising from the failure of Landlord to (i) enter into a lease within 90 days after the Termination Date, or (ii) enter into a lease with a third party that accepts the Expansion Premises in its then-current configuration.

For the avoidance of any doubt, if Tenant exercises its Extension Right pursuant to Section 39, Tenant shall be required to extend with respect to the entire Premises.

9.Storage Area.  For the avoidance of doubt, the terms of the First Amendment shall continue to apply with respect to the Storage Area.

10.OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

11.Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Colliers International and CB Richard Ellis. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers, if any, named in this Second Amendment, claiming a commission or other form of compensation by virtue of having dealt with Landlord or Tenant, as applicable, with regard to this Second Amendment.

12.Miscellaneous.

a.This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.This Second Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Second Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment.  In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail.  Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Second Amendment as of the date first written above.

TENANT:

ULTRAGENYX PHARMACEUTICAL INC.,
a Delaware corporation

By:	/s/ Emil Kakkis
Print Name:	Emil Kakkis
Its:	CEO

LANDLORD:

ARE-MA REGION NO. 20, LLC,
a Delaware limited liability company

By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	/s/ Eric S. Johnson
Print Name:	Eric S. Johnson
Its:	Senior Vice President RE Legal Affairs